EXHIBIT 99.1

AutoZone 3rd Quarter Sales Increase 9.3%; EPS Increases 25.9% to $3.13

MEMPHIS, Tenn., May 27, 2009 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE:AZO) today reported net sales of $1.7 billion for its third quarter (12 weeks) ended May 9, 2009, an increase of 9.3% from fiscal third quarter 2008 (12 weeks). Domestic same store sales, or sales for stores open at least one year, increased 7.4% for the quarter.

Net income for the quarter increased $15.1 million, or 9.5%, over the same period last year to $173.7 million, while diluted earnings per share increased 25.9% to $3.13 per share from $2.49 per share in the year-ago quarter.

For the quarter, gross profit, as a percentage of sales, was 50.2% (versus 50.2% last year). Gross margin benefited by approximately 15 basis points through leverage of distribution costs due to improved efficiencies and lower fuel costs, but was offset by the impact of promotional activities. Operating expenses, as a percentage of sales, were 31.8% (versus 32.2% last year). The lower operating expense ratio reflected leverage of store operating expenses due to higher sales volumes, offset in part by approximately 50 basis points from higher incentive compensation and investments to enhance our hub stores.

Under its share repurchase program, AutoZone repurchased 450 thousand shares of its common stock for $65 million during the third quarter, at an average price of $145 per share. Year-to-date the Company has purchased $713 million of stock, at an average price of $130 per share. The Company has $396 million remaining under its current share repurchase authorization.

The Company's GAAP inventory increased 6.4% over the same period last year. Inventory per store was $516 thousand versus $506 thousand last year, an increase of 2.0%. Net inventory, defined as merchandise inventories less accounts payable, decreased on a per store basis to $33 thousand from $56 thousand last year.

"We are pleased to report our eleventh consecutive quarter of double digit earnings per share growth. I would like to thank our AutoZoners across the organization for their commitment to excellence and for their diligence to ensure we meet or exceed our customers' expectations. While the current economic environment, combined with the reduction in fuel prices compared to last year, has clearly been beneficial to our industry's performance, we are very pleased with our organization's ability to capitalize on these favorable trends. At the end of the third quarter, our balance sheet was in excellent condition, and we remain committed to our disciplined approach of growing operating earnings while utilizing our capital effectively," said Bill Rhodes, Chairman, President and Chief Executive Officer.

During the quarter ended May 9, 2009, AutoZone opened 32 new stores, closed one store, and relocated four stores in the U.S. and opened 10 stores in Mexico. As of May 9, 2009, the Company had 4,172 stores in 48 states, the District of Columbia and Puerto Rico in the U.S. and 168 stores in Mexico.

AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the United States. Each store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products. Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations, and public sector accounts. AutoZone also sells the ALLDATA brand diagnostic and repair software. On the web, AutoZone sells diagnostic and repair information, and auto and light truck parts through www.autozone.com. AutoZone does not derive revenue from automotive repair or installation.

AutoZone will host a conference call this morning, Wednesday, May 27, 2009, beginning at 10:00 a.m. (EDT) to discuss its third quarter results. Investors may listen to the conference call live and review supporting slides on the AutoZone corporate website, www.autozoneinc.com by clicking "Investor Relations," "Conference Calls." The call will also be available by dialing (210) 839-8923. A replay of the call and slides will be available on AutoZone's website. In addition, a replay of the call will be available by dialing (203) 369-1211 through Wednesday, June 3, 2009 at 11:59 p.m. (EDT).

This release includes certain financial information not derived in accordance with generally accepted accounting principles ("GAAP"). These non-GAAP measures include return on invested capital, adjusted debt, and adjusted debt/EBITDAR. The Company believes that the presentation of these non-GAAP measures provides information that is useful to investors as it indicates more clearly the Company's comparative year-to-year operating results, but this information should not be considered a substitute for any measures derived in accordance with GAAP. Management targets the Company's debt levels to a ratio of adjusted debt to EBITDAR and manages cash flows available for share repurchase by monitoring cash flows before share repurchases, as shown on the attached tables. The Company believes this is important information for the management of its debt levels and share repurchases. We have included a reconciliation of this additional information to the most comparable GAAP measures in the accompanying reconciliation tables.

Certain statements contained in this press release are forward-looking statements. Forward-looking statements typically use words such as "believe," "anticipate," "should," "intend," "plan," "will," "expect," "estimate," "project," "positioned," "strategy," and similar expressions. These are based on assumptions and assessments made by our management in light of experience and perception of historical trends, current conditions, expected future developments and other factors that we believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation: competition; product demand; the economy; credit markets; the ability to hire and retain qualified employees; consumer debt levels; inflation; weather; raw material costs of our suppliers; energy prices; war and the prospect of war, including terrorist activity; availability of consumer transportation; construction delays; access to available and feasible financing; and changes in laws or regulations. Forward-looking statements are not guarantees of future performance and actual results; developments and business decisions may differ from those contemplated by such forward-looking statements, and such events could materially and adversely affect our business. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results may materially differ from anticipated results. Please refer to the Risk Factors section of AutoZone's Form 10-K for the fiscal year ended August 30, 2008, for more information related to those risks.

 AutoZone's 3rd Quarter Highlights - Fiscal 2009

 Condensed Consolidated Statements of Operations
 3rd Quarter
 (in thousands, except per share data)            GAAP Results
                                        ------------------------------
                                        12 Weeks Ended  12 Weeks Ended
                                         May 9, 2009     May 3, 2008
                                        --------------  --------------

 Net sales                               $   1,658,160   $   1,517,293
 Cost of sales                                 825,253         755,287
                                        --------------  --------------
 Gross profit                                  832,907         762,006
 Operating, SG&A expenses                      527,675         488,972
                                        --------------  --------------
 Operating profit  (EBIT)                      305,232         273,034
 Interest expense, net                          31,482          25,331
                                        --------------  --------------
 Income before taxes                           273,750         247,703
 Income taxes                                  100,061          89,065
                                        --------------  --------------
 Net income                              $     173,689   $     158,638
                                        ==============  ==============
 Net income per share:
      Basic                              $        3.18   $        2.51
      Diluted                            $        3.13   $        2.49
 Weighted average shares outstanding:
      Basic                                     54,652          63,237
      Diluted                                   55,456          63,792

 Year-to-date 3rd Quarter, FY 2009
 (in thousands, except per share data)            GAAP Results
                                        ------------------------------
                                        36 Weeks Ended  36 Weeks Ended
                                         May 9, 2009     May 3, 2008
                                        --------------  --------------

 Net sales                               $   4,584,330     $ 4,312,192
 Cost of sales                               2,290,934       2,155,943
                                        --------------  --------------
 Gross profit                                2,293,396       2,156,249
 Operating, SG&A expenses                    1,534,930       1,448,954
                                        --------------  --------------
 Operating profit  (EBIT)                      758,466         707,295
 Interest expense, net                          94,554          81,980
                                        --------------  --------------
 Income before taxes                           663,912         625,315
 Income taxes                                  242,989         227,455
                                        --------------  --------------
 Net income                              $     420,923   $     397,860
                                        ==============  ==============
 Net income per share:
      Basic                              $        7.45   $        6.24
      Diluted                            $        7.36   $        6.19
 Weighted Average Shares outstanding:
      Basic                                     56,498          63,764
      Diluted                                   57,179          64,325

 Selected Balance Sheet Information
 (in thousands)
                                      May 9,      May 3,    August 30,
                                       2009        2008        2008
                                    ----------  ----------  ----------

 Cash and cash equivalents          $   94,287  $   81,654  $  242,461
 Merchandise inventories             2,240,511   2,106,473   2,150,109
 Current assets                      2,607,984   2,386,938   2,586,301
 Property and equipment, net         2,301,794   2,255,741   2,289,656
 Total assets                        5,296,176   5,026,904   5,257,112
 Accounts payable                    2,098,308   1,873,706   2,043,271
 Current liabilities*                3,135,961   2,383,967   2,519,320
 Total debt, including short term    2,405,900   1,932,000   2,250,000
 Stockholders' equity                  (45,119)    455,829     229,687
 Working capital                      (527,977)      2,971      66,981

 * Current liabilities at May 9, 2009 include $456.6 million of short term debt obligations ($300.0 million bank term loan and $156.6 million in commercial paper borrowings) that we are currently in the process of refinancing on a long term basis. Prior to May 9, 2009, we classified short term debt obligations as long-term as we had the ability and intent to replace these short term obligations with long-term financing under our $1.0 billion of revolving credit facilities, expiring May 5, 2010. We expect to renegotiate our revolving credit facility during the fourth quarter to extend beyond
 12 months, at which time we will reclassify these obligations as long term.
 ---------------------------------------------------------------------

 Adjusted Debt / EBITDAR (Trailing 4 Qtrs)    May 9, 2009  May 3, 2008
 -----------------------------------------    -----------  -----------
 Net income                                   $   664,670  $   615,034
 Add:  Interest                                   129,319      120,071
       Taxes                                      381,316      350,559
                                              -----------  -----------
 EBIT                                           1,175,305    1,085,664

 Add:  Depreciation                               176,074      167,515
       Rent expense                               179,054      164,106
       Option expense                              19,249       18,098
                                              -----------  -----------
 EBITDAR                                      $ 1,549,682  $ 1,435,383

 Debt                                         $ 2,405,900  $ 1,932,000
 Capital lease obligations                         57,227       72,943
 Add: rent x 6                                  1,074,324      984,636
                                              -----------  -----------
 Adjusted debt                                $ 3,537,451  $ 2,989,579
                                              ===========  ===========

 Adjusted debt to EBITDAR                             2.3          2.1

 Selected Cash Flow Information
 (in thousands)

                     12 Weeks     12 Weeks     36 Weeks     36 Weeks
                       Ended        Ended        Ended        Ended
                    May 9, 2009  May 3, 2008  May 9, 2009  May 3, 2008
                    -----------  -----------  -----------  -----------

 Depreciation       $    41,309  $    38,152  $   123,273  $   116,709
 Capital spending   $    61,941  $    58,371  $   160,087  $   153,516

 Cash flow before
  share repurchases:
 Net increase
  (decrease) in cash
  and cash
  equivalents       $   (13,686) $   (11,811) $  (148,174) $    (5,000)
 Subtract increase
  (decrease) in debt   (284,855)    (163,000)     155,900       (3,618)
 Subtract share
  repurchases           (65,440)          --     (712,606)    (349,990)
                    -----------  -----------  -----------  -----------
 Cash flow before
  share repurchases
  and changes in
  debt              $   336,609  $   151,189  $   408,532  $   348,608
                    ===========  ===========  ===========  ===========

                                              Trailing      Trailing
                                             4 quarters    4 quarters
                                             May 9, 2009   May 3, 2008
                                             -----------   -----------

 Depreciation                                $   176,073   $   167,515
 Capital spending                            $   250,159   $   220,230

 Cash flow before share repurchases:
 Net increase (decrease) in cash and cash
  equivalents                                $    12,633   $      (919)
 Subtract increase (decrease) in debt            473,900        (6,942)
 Subtract share repurchases                   (1,211,812)     (647,413)
                                             -----------   -----------
 Cash flow before share repurchases and
  changes in debt                            $   750,545   $   653,436
                                             ===========   ===========

 Other Selected Financial Information
 (in thousands)
                                            May 9, 2009    May 3, 2008
                                            -----------    -----------

 Cumulative share repurchases ($)           $ 7,003,520    $ 5,791,708
 Remaining share authorization ($)          $   396,480    $   108,292

 Cumulative share repurchases (shares)          111,558        102,152
 Shares outstanding, end of quarter              54,567         63,268

 ---------------------------------------------------------------------
                                                Trailing 4 Quarters
                                            May 9, 2009    May 3, 2008
                                            -----------    -----------
 Net income                                 $   664,670    $   615,034
 Add:  After-tax interest                        82,175         76,479
           After-tax rent                       113,780        104,527
                                            -----------    -----------
 After-tax return                               860,625        796,040

 Average debt*                                2,242,012      2,045,207
 Average capital lease obligations*              62,645         52,936
 Average equity*                                139,142        334,846
 Add: rent x 6                                1,074,324        984,636
                                            -----------    -----------
 Pre-tax invested capital                   $ 3,518,123    $ 3,417,625
                                            ===========    ===========

 Return on Invested Capital (ROIC)                 24.5%          23.3%
 ---------------------------------------------------------------------

 * All averages are computed by taking trailing 14 periods balances.

 AutoZone's 3rd Quarter Fiscal 2009
 Selected Operating Highlights

 Store Count & Square Footage
 ----------------------------

                     12 Weeks     12 Weeks     36 Weeks     36 Weeks
                       Ended        Ended        Ended        Ended
                    May 9, 2009  May 3, 2008  May 9, 2009  May 3, 2008
                    -----------  -----------  -----------  -----------
 Domestic stores:
   Store count:
   Stores opened             32           32           82          100
   Stores closed              1           --            2            1
   Replacement
    stores                    4            3            6            8
   Total domestic
    stores                4,172        4,032        4,172        4,032

   Stores with
    commercial
    programs              2,276        2,233        2,276        2,233

 Mexico stores:
   Stores opened             10            2           20            7
   Total stores in
    Mexico                  168          130          168          130

 Total stores
  chainwide               4,340        4,162        4,340        4,162

   Square footage
    (in thousands):      28,012       26,740
   Square footage
    per store             6,454        6,425

 Sales Statistics
 ----------------
 ($ in thousands, except sales per average square foot)

                     12 Weeks     12 Weeks      Trailing     Trailing
                       Ended        Ended      4 quarters   4 quarters
 Total Auto Parts   May 9, 2009  May 3, 2008  May 9, 2009  May 3, 2008
  (Domestic and     -----------  -----------  -----------  -----------
  Mexico)
   Total auto parts
    sales           $ 1,624,806  $ 1,485,506  $ 6,649,892  $ 6,181,724
     % Increase
       vs. LY               9.4%         2.8%         7.6%         3.3%
   Sales per
    average store   $       376  $       358  $     1,564  $     1,516
   Sales per
    average square
    foot            $        58  $        56  $       243  $       236

 Domestic Commercial
   Total domestic
    commercial
    sales           $   188,636  $   179,774  $   772,296  $   728,224
     % Increase
       vs. LY               4.9%         6.3%         6.1%         3.4%

 All Other (ALLDATA
  and E-Commerce)
   All other sales  $    33,355  $    31,787  $   144,951  $   133,175
     % Increase
        vs. LY              4.9%         9.7%         8.8%         9.1%

                      12 Weeks    12 Weeks     36 Weeks     36 Weeks
                       Ended        Ended        Ended        Ended
                    May 9, 2009  May 3, 2008  May 9, 2009  May 3, 2008
                    -----------  -----------  -----------  -----------
 Domestic same
  store sales               7.4%        (0.3%)        3.9%         0.2%

 Inventory Statistics (Total Stores)
 -----------------------------------
                                               as of          as of
                                            May 9, 2009    May 3, 2008
                                            -----------    -----------
   Accounts payable/inventory                  93.7%           88.9%

   ($ in thousands)
   Inventory                                $ 2,240,511    $ 2,106,473
   Inventory per store                      $       516    $       506

   Net inventory (net of payables)          $   142,203    $   232,767
   Net inventory  / store                   $        33    $        56

                                                Trailing 4 quarters
                                            May 9, 2009    May 3, 2008
                                            -----------    -----------
   Inventory turns                                1.6 x          1.5 x

CONTACT:  AutoZone, Inc.
          Financial:
          Brian Campbell
            (901) 495-7005
            brian.campbell@autozone.com
          Media:
          Ray Pohlman
            (901) 495-7962
            ray.pohlman@autozone.com